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                                   EXHIBIT 99

               [FIRST FEDERAL FINANCIAL SERVICES CORP LETTERHEAD]

                             N E W S  R E L E A S E

Gary G. Clark, C.E.O.                                 FOR IMMEDIATE RELEASE
FirstFederal Financial Services Corp
135 East Liberty Street                               May 19, 1997
Wooster, OH  44691
Phone: (330) 264-8001

                      FIRSTFEDERAL FINANCIAL SERVICES CORP
                         ANNOUNCES AGREEMENT TO PURCHASE
                              SEVEN KEYBANK OFFICES

         Wooster, Ohio - - - FirstFederal Financial Services Corp (NASDAQ-FFSW, FFSWP, FFSWO) today announced that its subsidiary, First Federal Savings and Loan Association of Wooster, Ohio (First Federal), has signed an agreement to acquire seven branch offices of KeyBank National Association (KeyBank), which have approximately $158.0 million in deposits, and are located in the cities of Bucyrus, Crestline, Cygnet, Galion, Tiffin, Wayne and Willard in north central and north western Ohio.

         Gary G. Clark, Chief Executive Officer of FirstFederal stated that, "Purchasing these deposits will strengthen our franchise in northern Ohio and give the Company the opportunity to expand its services into these attractive markets. This is a western extension of our market area into communities that are very similar to our current markets," commented Clark.

         The branch acquisition, which is subject to regulatory approval, is expected to close during the third quarter of 1997. The acquisition agreement provides for a purchase price equal to 12.15% on average deposits measured just prior to closing. The acquisition will be accounted for under the

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purchase method and will generate approximately $19 million in goodwill which will be amortized over 10 years. "The addition of these low cost deposits, after considering the goodwill amortization, will result in a lower overall cost of funds for the Bank," commented James J. Little, Executive Vice President and Chief Financial Officer of FirstFederal.

         FirstFederal Financial Services Corp is the holding company for two financial service companies: Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts, which does business in 37 states, and First Federal Savings and Loan Association of Wooster, a community bank offering a full-range of financial services through its 20 offices in the north central Ohio counties of Wayne, Ashland, Medina, Richland and Knox.

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